Exhibit 3.2

ARTICLES OF CORRECTION

OF

DYNECO CORPORATION

The undersigned attorney in fact for the Secretary of DynEco Corporation hereby certifies that he has been given the authority to file these Articles of correction with the Office of the Secretary of State for the State of Minnesota for the purpose of correcting errors in the Amended Articles of Incorporation of DynEco Corporation.

Specifically, these Articles of Correction, having been adopted by the Corporation’s Board of Directors, shall serve to correct those certain Amended Articles of Incorporation of DynEco Corporation filed by Robert A.G. LeVine on February 13, 2006 changing the name of the corporation from DynEco Corporation to Dynamic Leisure Corporation by changing the erroneous date that said Amended Articles were to become effective from February 13, 2006 (the date of filing) to March 3, 2006.

As a result of said correction, the erroneous portion of the Amended Articles of Incorporation should read as follows:

This Amendment shall be effective at the close of business on March 3, 2006 and is adopted pursuant to Section 302A of the Minnesota Statutes.

All remaining provisions of the Amended Articles of Incorporation of DynEco Corporation filed on February 13, 2006 shall remain in full force and effect as stated.

Dated: 2/27/06	Steven E. Boynton
Attorney-in-Fact for Robert A.G. LeVine